Exhibit 99.2
UNAUDITED SPECIAL PURPOSE COMBINED CARVE-OUT
FINANCIAL STATEMENTS OF
LAWYERS TITLE INSURANCE CORPORATION,
COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
UNITED CAPITAL TITLE INSURANCE COMPANY
(A CARVE-OUT OF LANDAMERICA FINANCIAL GROUP, INC.)
AS OF SEPTEMBER 30, 2008 AND FOR THE THREE AND NINE MONTHS
ENDED SEPTEMBER 2008 AND 2007

UNAUDITED SPECIAL PURPOSE COMBINED CARVE-OUT
FINANCIAL STATEMENTS
LAWYERS TITLE INSURANCE CORPORATION,
COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
UNITED CAPITAL TITLE INSURANCE COMPANY
(A CARVE-OUT OF LANDAMERICA FINANCIAL GROUP, INC.)
AS OF SEPTEMBER 30, 2008 AND FOR THE THREE AND NINE
MONTHS ENDED SEPTEMBER 2008 AND 2007

LAWYERS TITLE INSURANCE CORPORATION,
COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
UNITED CAPITAL TITLE INSURANCE COMPANY
(A CARVE-OUT OF LANDAMERICA FINANCIAL GROUP, INC.)
COMBINED BALANCE SHEETS
(In millions)

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS

INVESTMENTS:
Fixed maturities available-for-sale — at fair value (amortized cost: 2008 — $716.0; 2007 — $977.4)	$691.5	$991.3
Equity securities available-for-sale — at fair value (cost: 2008 — $77.4; 2007 — $85.6)	70.7	81.1
Fixed maturities trading — at fair value	107.5	124.5
Short-term investments	157.7	111.5

Total Investments	1,027.4	1,308.4

CASH	5.9	7.7

ACCRUED INTEREST RECEIVABLE	10.0	15.1

NOTES AND ACCOUNTS RECEIVABLE;
Notes (less allowance for doubtful accounts: 2008 - $6.3; 2007 - $14.0)	49.5	60.4

INCOME TAXES RECEIVABLE	—	5.8

PROPERTY AND EQUIPMENT — at cost (less accumulated depreciation and amortization: 2008 — $171.7; 2007 — $174.7)	55.4	69.1

TITLE PLANTS	95.1	99.2

GOODWILL	299.1	430.1

INTANGIBLE ASSETS (less accumulated amortization: 2008 — $37.1; 2007 — $32.9)	22.3	28.6

DEFERRED INCOME TAXES	—	19.0

ACCOUNTS RECEIVABLE FROM AFFILIATES	173.1	126.4

OTHER ASSETS	87.6	83.0

Total Assets	$1,825.4	$2,252.8

See Notes to Combined Financial Statements.

LAWYERS TITLE INSURANCE CORPORATION,
COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
UNITED CAPITAL TITLE INSURANCE COMPANY
(A CARVE-OUT OF LANDAMERICA FINANCIAL GROUP, INC.)
COMBINED BALANCE SHEETS
(In millions)

	September 30,	December 31,
	2008	2007
	(Unaudited)

LIABILITIES

POLICY AND CONTRACT CLAIMS	$981.5	$875.1

ACCOUNTS PAYABLE AND ACCRUED LIABILITIES	85.6	126.5

NOTES PAYABLE	15.5	15.3

NOTES PAYABLE FROM AFFILIATES	14.0	13.4

OTHER LIABILITIES	28.1	22.6

Total Liabilities	1,124.7	1,052.9

INVESTED EQUITY

Invested equity	735.7	1,194.4

Accumulated other comprehensive loss	(35.0)	5.5

Total Invested Equity	700.7	1,199.9

Total Liabilities and Invested Equity	$1,825.4	$2,252.8

See Notes to Combined Financial Statements.

LAWYERS TITLE INSURANCE CORPORATION,
COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
UNITED CAPITAL TITLE INSURANCE COMPANY
(A CARVE-OUT OF LANDAMERICA FINANCIAL GROUP, INC.)
COMBINED STATEMENTS OF OPERATIONS
THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
REVENUE
Operating revenue	$535.8	$746.8	$1,679.1	$2,304.9
Investment and other income	11.1	13.7	41.5	47.1
Net realized investment (losses) gains	(18.6)	7.5	(20.8)	16.0

	528.3	768.0	1,699.8	2,368.0

EXPENSES
Agents’ commissions	281.4	370.0	845.0	1,111.7
Salaries and employee benefits	148.9	204.2	480.4	640.6
General, administrative and other	106.8	137.7	318.9	389.1
Provision for policy and contract claims	129.5	76.9	280.2	211.6
Depreciation and amortization	8.7	8.0	26.2	25.8
Interest expense	0.5	1.1	1.9	2.4
Impairment of intangible and long-lived assets	135.1	—	135.1	—

	810.9	797.9	2,087.7	2,381.2

LOSS BEFORE INCOME TAXES	(282.6)	(29.9)	(387.9)	(13.2)

INCOME TAX EXPENSE (BENEFIT)	22.7	(10.4)	30.8	(4.6)

NET LOSS	$(305.3)	$(19.5)	$(418.7)	$(8.6)

See Notes to Combined Financial Statements.

LAWYERS TITLE INSURANCE CORPORATION,
COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
UNITED CAPITAL TITLE INSURANCE COMPANY
(A CARVE-OUT OF LANDAMERICA FINANCIAL GROUP, INC.)
COMBINED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(In millions)
(Unaudited)

	2008	2007
Cash flows from operating activities:
Net loss	$(418.7)	$(8.6)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	26.2	25.8
Amortization of bond premium	2.7	3.3
Impairment of intangible and long-lived assets	135.1	—
Net realized investment losses (gains)	20.8	(16.0)
Net change in fair value of trading securities	8.5	5.4
Deferred income tax (benefit)	19.0	(8.4)
Change in assets and liabilities, net of businesses acquired:
Accounts and notes receivable	10.9	10.9
Income taxes receivable/payable	5.8	1.9
Accounts payable and accrued expenses	(40.9)	(46.0)
Pending trades of trading securities, net	(3.1)	(1.0)
Policy and contract claims	106.4	73.6
Other	8.8	(15.1)

Net cash (used in) provided by operating activities	(118.5)	25.8

Cash flows from investing activities:
Purchases of title plant, property and equipment	(9.2)	(18.3)
Change in short-term investments	(46.3)	60.5
Cost of investments acquired:
Fixed maturities available-for-sale	(139.5)	(216.9)
Equity securities available-for-sale	(28.6)	(66.3)
Proceeds from investment sales or maturities:
Fixed maturities available-for-sale	398.2	219.1
Equity securities available-for-sale	27.1	74.1
Other	0.9	(2.8)

Net cash provided by investing activities	202.6	49.4

Cash flows from financing activities:
Contribution from LandAmerica	5.0	—
Dividends paid to LandAmerica	(45.0)	(100.0)
Proceeds from issuance of notes payable	2.1	—
Payments on notes payable	(1.3)	(1.9)
Change in advances to affiliates	(46.7)	14.7

Net cash provided by (used in) financing activities	(85.9)	(87.2)

Net decrease in cash	(1.8)	(12.0)

Cash at beginning of period	7.7	22.8

Cash at end of period	$5.9	$10.8

Supplemental cash flow information:
Non-cash investing activities — transfer of fixed maturities from available-for-sale to trading	$—	$142.6
See Notes to Combined Financial Statements.

LAWYERS TITLE INSURANCE CORPORATION,
COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
UNITED CAPITAL TITLE INSURANCE COMPANY
(A CARVE-OUT OF LANDAMERICA FINANCIAL GROUP, INC.)
COMBINED STATEMENTS OF CHANGES IN INVESTED EQUITY
NINE MONTHS ENDED SEPTEMBER 30, 2008
(In millions)
(Unaudited)

Invested
Equity

BALANCE — December 31, 2007	$1,199.9

Comprehensive loss:
Net loss	(418.7)
Other comprehensive loss, net of tax:
Net unrealized loss on securities	(40.5)

Dividends paid to LandAmerica	(45.0)
Contributions from LandAmerica	5.0

BALANCE — September 30, 2008	$700.7

BALANCE — January 1, 2007	$1,375.2

Comprehensive loss:
Net loss	(8.6)
Other comprehensive loss, net of tax:
Net unrealized loss on securities	(12.3)

Dividends paid to LandAmerica	(100.0)

BALANCE — September 30, 2007	$1,254.3

See Notes to Combined Financial Statements.

LAWYERS TITLE INSURANCE CORPORATION,
COMMONWEALTH LAND TITLE INSURANCE COMPANY AND
UNITED CAPITAL TITLE INSURANCE COMPANY
(A CARVE-OUT OF LANDAMERICA FINANCIAL GROUP, INC.)
NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited)
1. INTERIM FINANCIAL INFORMATION
     The special purpose combined carve-out financial statements represent the combined financial position and results of operations of Lawyers Title Insurance Corporation (“LTIC”) and subsidiaries, Commonwealth Land Title Insurance Company (“CLTIC”) and subsidiaries, and United Capital Title Insurance Company (“United Capital”), (collectively, “the Acquired Title Insurance Companies”), formerly subsidiaries of LandAmerica Financial Group, Inc. (“LandAmerica”). A listing of all entities included in the special purpose combined carve-out financial statements is included below. Transnation Title Insurance Company, a wholly-owned subsidiary of LandAmerica, was merged into LTIC during the third quarter of 2008. The accompanying carve-out financial statements reflect the merger as if it occurred as of January 1, 2007.
     LandAmerica is a Virginia corporation which was engaged principally in the title insurance business. On November 26, 2008, LandAmerica filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. On December 21, 2008, Fidelity National Title Insurance Company (“FNTIC”) and Chicago Title Insurance Company (“Chicago”) both subsidiaries of Fidelity National Financial, Inc. (“Fidelity National”) entered into an agreement with LandAmerica to acquire the capital stock of LTIC and CLTIC from LandAmerica. In addition, FNTIC agreed to acquire the capital stock of United Capital Title Insurance Company from an indirect subsidiary of LandAmerica. The transactions were subject to certain closing conditions, which were met to the satisfaction of the parties. Among other conditions, the transactions were subject to clearance by the Federal Trade Commission (the “FTC”), approval by the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”) under the provisions of Chapter 11 of the United States Bankruptcy Code and consent of the Nebraska Department of Insurance, and the District Court of Lancaster County.
     The accompanying special purpose combined carve-out financial statements have been prepared in conformity with accounting principles generally accepted in the United States which differ from statutory accounting practices prescribed or permitted by regulatory authorities for its insurance company subsidiaries.
     The Acquired Title Insurance Companies were an integrated business of LandAmerica that operated as part of a business segment and were not a stand-alone entity. The combined financial statements of the Acquired Title Insurance Companies reflect the assets, liabilities, revenues and expenses, directly attributable to the Acquired Title Insurance Companies, as well as allocations deemed reasonable by management to present the combined financial position, results of operations, changes in invested equity and cash flows of the Acquired Title Insurance Companies on a stand-alone basis. The allocation methodologies have been described within the notes to the combined financial statements where appropriate, and management considers the allocations to be reasonable. The financial information included herein may not necessarily reflect the combined financial position, results of operations, changes in invested equity, and cash flows of the Acquired Title Insurance Companies in the future or what they would have been had the Acquired Title Insurance Companies been a separate, stand-alone entity during the periods presented.
Entities Included Within Combined Financial Statements
     Amounts reflected in the combined financial statements or the notes thereto relate to the following continuing operations of the Acquired Title Insurance Companies:
United Capital; Title Insurance Company (NAIC # 50041)
Commonwealth Land Title Insurance Company (NAIC # 50083)
ClosingGuard, Inc.
Commercial Settlements, Inc.
Commonwealth Land Title Company
Commonwealth Land Title Insurance Company of New Jersey (NAIC # 51195)
LandAmerica Albuquerque Title Company
Longworth Insured Title Agency, LLC
Napa Land Title Company
Portland Financial Services Corporation
Southern Escrow and Title, LLC
Lawyers Title Insurance Corporation (NAIC # 50024)
Biltmore Abstract Limited Partnership
CFS Title Insurance Agency, LLC
LandAmerica Charter Title Company
Charter Title/Sugarland, Ltd.
Lawyers Holding Corporation
Lawyers Title Company
LandAmerica Account Servicing, Inc.
Lawyers Title of Arizona, Inc.
Lawyers Title Agency of Arizona, LLC
Lawyers Title of Nevada, Inc.
Lawyers Title Realty Services, Inc.
Lion Abstract Limited Partnership
LTIC Alliance, LLC
HL Title Agency, LLC
Memphis, TN Joint Plant, LLC
Property Title Insurance Corporation
APEX Title Insurance Corporation
Cancellation Services, Inc.

Rainier Title, LLC
RE/Affirm Title Agency, LLC
Transnation Title Insurance Company
Colorado National Title, Inc.
Gateway Title company
Land Title Agency, Inc.
Northpoint Escrow & Title, LLC
Pinnacle Title Agency of Arizona, LLC d/b/a/ Transnation Title Agency
Portland Title Agency, LLC
Transnation Title & Escrow, Inc.
Title Transfer Services, Inc.
     When used in these notes, the terms “we,” “us” or “our” means the Acquired Title Insurance Companies and all entities included in our Combined Financial Statements.
Recently Adopted Accounting Standards
     In March 2007, the Financial Accounting Standards Board (“FASB”) ratified Emerging Issues Task Force (“EITF”) Issue No. 06-10, Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements (“EITF No. 06-10”). EITF No. 06-10 requires an employer to recognize a liability for the post-retirement benefit related to a collateral assignment split-dollar life insurance arrangement in accordance with either Statement of Financial Accounting Standard (“SFAS”) 106 or Accounting Principles Board (“APB”) Opinion No. 12 if the employer has agreed to maintain a life insurance policy during the employee’s retirement or provide the employee with a death benefit. EITF No. 06-10 also requires an employer to recognize and measure an asset based on the nature and substance of the collateral assignment split-dollar life insurance arrangement. We adopted EITF No. 06-10 as of January 1, 2008 which did not have a material effect on our Combined Financial Statements.
     In September 2006, FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. We adopted the provisions of SFAS 157 for financial assets and liabilities, as well as for any other assets and liabilities that are carried at fair value on a recurring basis in the financial statements as of January 1, 2008. For further discussion see, Note 2, “Investments.” In February 2008, FASB issued Staff Position No. 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”). FSP 157-2 delayed the effective date of SFAS 157 for all non financial assets and liabilities to January 1, 2009. As of September 30, 2008, the adoption of SFAS 157 did not have a material effect on our Combined Financial Statements. We are evaluating the effect of adopting SFAS 157 on our Combined Financial Statements for non financial assets and liabilities and financial assets fair valued on a recurring basis at year end.

Recently Issued Standards
     In October 2008, FASB issued Staff Position (“FSP”) No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP 157-3”). FSP 157-3 clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 was effective for us on September 30, 2008 for all financial assets and liabilities recognized or disclosed at fair value in our Combined Financial Statements on a recurring basis (at least annually). We are evaluating the effect that FSP 157-3 will have on our remaining implementation of SFAS 157.
     In May 2008, FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 is effective 60 days following the Security and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. We do not expect SFAS 162 to have a material effect on our Combined Financial Statements.
     In April 2008, FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”). FSP 142-3 amends the factors to be considered in developing renewal or extension assumptions used to determine the useful life of intangible assets under SFAS No. 142, Goodwill and Other Intangible Assets. Its intent is to improve the consistency between the useful life of an intangible asset and the period of expected cash flows used to measure its fair value. This FSP is effective prospectively for intangible assets acquired or renewed after January 1, 2009. We do not expect it to have a material effect on our Combined Financial Statements.
2. INVESTMENTS
     In September 2006, FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.
     Under SFAS 157, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In accordance with SFAS 157, we have categorized our financial instruments, based on the quality and reliability of inputs to the valuation, into the following fair value hierarchy:
•	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

•	Level 2 — inputs to the valuation methodology include observable market based inputs or unobservable inputs that are corroborated by market data (quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar instruments in markets that are not active; market-corroborated inputs, etc.)

•	Level 3 — inputs to the valuation methodology are unobservable
     A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Changes in the observable or unobservable attributes of valuation inputs may result in a future reclassification between hierarchy levels.
     Our financial instruments in Level 1 generally include U.S. treasuries and equities listed in active markets. Level 2 generally includes U.S. government corporations and agency bonds, municipal bonds, certain corporate debt, mandatory redeemable preferred stock and certain mortgage and asset-backed securities. Level 2 financial instruments are valued based on relevant factors, including dealer price quotations, price activity for equivalent instruments and valuation pricing models. Valuation pricing models are primarily industry-standard models that consider various assumptions, including time value, yield curve, benchmark yields, volatility factors, prepayment speeds, default rates, loss severity, current market and contractual prices for the underlying or similar financial instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace or can be derived or supported by observable market data. We do not have any Level 3 financial instruments as of September 30, 2008.
     The following table presents the fair value hierarchy for financial instruments measured at fair value on a recurring basis as of September 30, 2008.

		Fair Value Measurements
		at September 30, 2008 Using
	Total	Level 1	Level 2
	(In millions)
Assets:
Fixed maturities trading	$107.5	$1.0	$106.5
Available-for-sale securities
Fixed maturities	691.5	37.1	654.4
Equity	70.7	70.7	—

Total	$869.7	$108.8	$760.9

     Net realized investment (losses) gains are comprised of the following:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
		(In millions)
Realized gains on sales	$7.8	$5.5	$8.6	$15.3
Holding (losses) gains on trading fixed maturities	(5.8)	2.0	(8.8)	0.7
Other-than-temporary impairment	(20.6)	—	(20.6)	—

Total	$(18.6)	$7.5	$(20.8)	$16.0

     The total unrealized loss of $37.8 million relating to investments still held at September 30, 2008 is included in other comprehensive income.
     Gross unrealized losses and fair value related to our available-for-sale securities and length of time that individual securities have been in a continuous unrealized loss position were as follows:

	September 30, 2008
	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
			(In millions)
Fixed maturities :

U.S. treasuries	$4.8	$0.1	$—	$—	4.8	$0.1

U.S. government corporations and agencies	0.6	—	—	—	0.6	—

States and political subdivisions	58.9	3.4	8.1	0.6	67.0	4.0

Fixed maturities issued by foreign governments	7.8	0.7	0.8	0.2	8.6	0.9

Public utilities	19.1	1.0	2.6	0.6	21.7	1.6

Corporate securities	132.1	10.6	15.4	3.9	147.5	14.5

Mortgage-backed securities	103.2	5.1	19.6	2.0	122.8	7.1

Preferred stock	0.8	0.2	1.4	0.9	2.2	1.1

Equity securities	34.8	8.0	4.0	0.5	38.8	8.5

Total	$362.1	$29.1	$51.9	$8.7	$414.0	$37.8

	December 31, 2007
	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
			(In millions)
Fixed maturities :

U.S. treasuries	$—	$—	$0.8	$—	$0.8	$—

U.S. government corporations and agencies	0.5	—	1.5	—	2.0	—

States and political subdivisions	26.7	0.3	26.1	0.1	52.8	0.4

Fixed maturities issued by foreign governments	—	—	3.6	—	3.6	—

Public utilities	5.9	0.2	2.9	0.1	8.8	0.3

Corporate securities	42.7	1.1	44.6	1.1	87.3	2.2

Mortgage-backed securities	12.1	0.2	67.0	0.9	79.1	1.1

Preferred stock	4.0	0.9	—	—	4.0	0.9

Equity securities	37.5	8.6	2.2	1.0	39.7	9.6

Total	$129.4	$11.3	$148.7	$3.2	$278.1	$14.5

     At September 30, 2008, we held 817 securities which were in an unrealized loss position with a total estimated fair value of $414.0 million and gross unrealized losses of $37.8 million. Of the 817 securities, 121 had been in a continuous unrealized loss position for greater than one year and had a total estimated fair value of $51.9 million and gross unrealized losses of $8.7 million. The 121 securities with unrealized losses in excess of twelve months were equity securities and investment grade debt which we had the intent and the ability to hold until recovery.
     At December 31, 2007, we held 683 securities which were in an unrealized loss position with a total estimated fair value of $278.1 million and gross unrealized losses of $14.5 million. Of the 683 securities, 186 had been in a continuous unrealized loss position for greater than one year and had a total estimated fair value of $148.7 million and gross unrealized losses of $3.2 million. The 186 securities with unrealized losses in excess of twelve months were investment grade debt and equity securities which we have the intent and the ability to hold until recovery.

     We review the status of each security quarterly to determine whether an other-than-temporary impairment has occurred. In making our determination, we consider a number of factors including: (1) the significance of the decline, (2) whether the security is rated below investment grade, (3) how long the security has been in the unrealized loss position, and (4) our ability and intent to retain the investment for a sufficient period of time for it to recover. In third quarter 2008, we recognized a loss of $20.6 million as certain securities were deemed to be other-than-temporarily impaired or we no longer had the intent to hold certain fixed-maturity securities to recovery. We have concluded that none of the other available-for-sale securities with unrealized losses at September 30, 2008 has experienced an other-than-temporary impairment.
Transfers to Trading Portfolio
     During first quarter 2007, we began actively trading $142.6 million of our fixed maturity securities previously classified as available-for-sale securities. We classify our fixed-maturity and equity investments as trading or available-for-sale. Trading investments are bought and held principally for the purpose of selling them in the near term. All fixed-maturity and equity investments not classified as trading are classified as available-for-sale.
     Our investment portfolio is managed by professional investment advisors under guidelines that govern the types of permissible investments, investment quality, maturity, duration, and concentration of issuer to comply with the various state regulatory requirements while maximizing net after-tax yield. These guidelines and our investment strategies are established and periodically reexamined by the Investment Funds Committee of our Board of Directors. In first quarter 2007, we decided to modify our investment strategy and engage a new investment advisor for a portion of our investment portfolio with the intent to actively trade these securities for the purpose of profit taking and maximizing the total return of the portfolio. Although the market value of our trading securities may be similar to past statements, the individual securities may be significantly different from period to period. Because of the investment advisor’s style of active and frequent trading, the securities under their management were reclassified from available-for-sale to trading. During first quarter 2007, we transferred $142.6 million of our fixed-maturity securities from available-for-sale securities to trading securities. Additionally $2.3 million of unrealized gains on these available-for-sale securities which were previously included in accumulated other comprehensive income (loss) were reclassified and recorded in the combined statement of operations caption “Net realized investment gains.” We did not transfer any of our securities between investment categories during the remainder of 2007 or during the first nine months of 2008.
3. INCOME TAXES
     In accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS 109”), we evaluate our deferred tax assets quarterly to determine if valuation allowances are required. SFAS 109 requires that companies assess whether valuation allowances should be established based on the consideration of all available evidence using a “more likely than not” standard. According to SFAS 109, a three-year cumulative loss is significant negative evidence in considering whether deferred tax assets are realizable. Based on projections developed during third quarter 2008, we determined that the 2008 net operating loss would exceed the cumulative income reported in the prior two years. As a result of those projections and other negative evidence, including the current industry conditions and the related uncertainty of future taxable income, we have recorded a valuation allowance against the entirety of our deferred tax assets of $131.2 million.
     Income tax expense for the nine months ended September 30, 2008 differs from the amount of income tax determined by applying the U.S. statutory income tax rate to pre-tax income as a result of the following:

(In millions)

Tax expense at federal statutory rate	$(135.8)
Valuation allowance	131.2
Goodwill and intangibles	35.8
FIN 48 reserve	3.2
Meals and entertainment	2.9
Non-U.S. income taxed at different rates	(0.2)
State income tax benefit, net of federal cost	(2.7)
Nontaxable interest	(3.7)
Other, net	0.1

Income tax expense	$30.8

     As a result of an audit of the 2003 to 2004 tax years, the Internal Revenue Service (“IRS”) has proposed certain adjustments relating to our tax treatment of agency revenue. Currently, revenue from title policies issued through independent agents is recognized when the policies are reported by the agent for book and tax purposes. The IRS believes we are required to estimate the income and commissions associated with the sale of policies by agents during the tax year. The effect of this proposed adjustment would be an increase in the current tax liability and an increase in deferred tax assets of approximately $35 million. However, LandAmerica is disputing the proposed adjustment as it continues to believe that the tax treatment of these transactions is correct and believes it will prevail in any dispute with the IRS related to this matter. Accordingly, no interest or penalties have been accrued for this proposed IRS adjustment as of September 30, 2008. LandAmerica expects to defend the matter vigorously through the IRS appeal process and, if necessary, through litigation. We do not expect that the ultimate resolution of this matter will have a material adverse effect on our financial condition or results of operations.

4. POLICY AND CONTRACT CLAIMS
     A summary of our policy and contract claims, broken down into components of known claims and incurred but not reported claims (“IBNR”) follows:

	September 30, 2008		December 31, 2007
		(Dollars in millions)

Known claims	$184.6	18.8%	$165.1	18.9%
IBNR	796.9	81.2	710.0	81.1

Total policy and contract claims	$981.5	100.0%	$875.1	100.0%

     We review our claims experience quarterly and evaluate the adequacy of our claims reserve. We consider factors such as historical timing of reported claims and historical timing of claims payments against actual experience by year of policy issue to determine the amount of claims liability required for each policy year. We also consider the impact of current trends in marketplace activity, including refinance activity (which may shorten the time period a policy is outstanding), bankruptcies and individual large claims attributable to any particular period in determining the expected liability associated with each year.
     Based on our quarterly review of the underlying claims data and trends therein, we provided for claims losses using approximately 24.2% and 10.3% of operating revenue for the third quarters of 2008 and 2007, respectively, and approximately 16.7% and 9.2% of operating revenue for the first nine months of 2008 and 2007, respectively. The claims provision ratio included individual claims over $1 million (“large claims”) incurred of approximately $5.1 million and $38.1 million in the third quarter and the first nine months of 2008, respectively. Additionally, third quarter 2008 reflected an increase in the frequency of claims reported primarily for policy years 2005 through 2007 which resulted in upward development in the estimated provision for these policy years. Based on continued adverse trends for reported and paid claims over the last six quarters, we have more heavily weighted the more recent years’ loss experience in the actuarial model and incorporated that data into the assumptions and factors that determine ultimate expected loss experience for all prior calendar years. This weighting further strengthened our reserves for policy and contract claims by approximately $90 million. Large claims incurred of approximately $8.2 million was reported in third quarter 2007 and $12.9 million in the first nine months of 2007. Since we are subject to liability on claims for an extended period of time, slight changes in current claims experience can have a significant effect on the amount of liability required for potential IBNR claims. We believe that we have reserved appropriately for all reported and IBNR claims at September 30, 2008 based on the results of our evaluation of claims data and current marketplace trends.

5. COMMITMENTS AND CONTINGENCIES
General
     We are involved in certain litigation arising in the ordinary course of our businesses. Although the ultimate outcome of these matters cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, based on current knowledge we believe that the resolution of these matters will not have a material adverse effect on our financial position or results of operations.
     We believe that the pending legal proceedings listed below are the only material ones we are involved in that depart from customary actions arising in the ordinary course of our business. Pending legal proceedings are subject to many uncertainties and complexities, including but not limited to: the underlying facts of each matter; variations between jurisdictions in which matters are being litigated; differences in applicable laws and judicial interpretations; the length of time before many of these matters might be resolved by settlement or through litigation; the timing and structure of their resolution relative to other similar cases brought against other companies; the fact that many of these matters are putative class actions in which a class is not clearly defined and has not been certified; the fact that many of these matters involve multi-state class actions in which the applicable laws for the claims at issue are in dispute and therefore unclear; and the current challenging legal environment faced by large corporations and insurance companies. For the reasons specified herein, at this stage of the litigation, the amount or range of loss that could result from an unfavorable outcome cannot be reasonably estimated, except with respect to a reserve of $10 million established during third quarter 2007 in connection with the “Henderson Suit” and the “Alberton Suit” (both as hereinafter defined). In our opinion, while some of these matters may be material to our operating results for a particular period if an unfavorable outcome results, none will have a material adverse effect on our overall financial conditions.
Litigation Not in the Ordinary Course of Business
     On January 25, 2002, Miles R. Henderson and Patricia A. Henderson (“Henderson Plaintiffs”) filed a putative class action suit (the “Henderson Suit”) against Lawyers Title Insurance Corporation (“Lawyers Title”) in the Court of Common Pleas for Cuyahoga County, Ohio. Lawyers Title removed the case to the District Court for the Northern District of Ohio on March 6, 2002 and the Henderson Plaintiffs amended the complaint on March 8, 2002. On June 28, 2002, the District Court remanded the case to the Court of Common Pleas for Cuyahoga County, Ohio. A similar putative class action suit was filed against Commonwealth Land Title Insurance Company (“Commonwealth”), by Rodney P. Simon and Tracy L. Simon (“Simon Plaintiffs”) in the Court of Common Pleas for Cuyahoga County, Ohio on March 5, 2003. Plaintiffs’ allege in both suits that the defendants charged original rates for owners’ title insurance policies instead of a lower reissue rates for which the customers were eligible. Both defendants moved to compel arbitration of the Plaintiffs’ claims, but lost the motion in the trial court and on appeal to the Ohio Supreme Court. On remand to the trial court, the Henderson Plaintiffs moved to certify a class of all sellers and buyers of residential property in Ohio who paid the higher original rate from 1992 to the present. The Simon Plaintiffs asked for the certification of a class of all sellers of residential property in Ohio, who paid the original rate from 1993 to the present. Both complaints demand an unspecified amount of compensatory damages, declaratory and injunctive relief, punitive damages and attorneys’ fees and costs. In December 2007, a voluntary mediation was held in the Henderson Suit that resulted in a settlement within the reserve established during third quarter 2007. The settlement was preliminarily approved by the court and a fairness hearing is set for March 10, 2009, after notice to the class. No hearing on the Simon Plaintiffs’ Motion for Class Certification has been scheduled. Should further litigation prove necessary in either the Henderson Suit or the Simon Suit, defendants believe that they have meritorious defenses.
     On September 20, 2004, Kenneth and Deete Higgins (“Higgins Plaintiffs”) filed a putative class action suit (“Higgins Suit”) against Commonwealth in the Circuit Court of Nassau County, Florida. On February 3, 2005 the Higgins Plaintiffs amended their complaint to allege that Commonwealth charged refinance borrowers higher basic rates for title insurance, rather than the lower reissue rates for which they qualified. The Higgins Suit also states that Commonwealth failed to disclose the potential availability of the lower rates to customers. The Higgins Plaintiffs seek to have the case certified as a class action on behalf of all Florida persons or entities that refinanced their mortgages or fee interest on the identical premises from July 1, 1999 to the present where there was no change in the fee ownership and who were charge a premium in excess of the reissue rate. The Higgins Plaintiffs demand an unspecified amount of compensatory damages, declaratory relief, attorney fees, costs and pre-judgment interest. Initial discovery was exchanged between the parties. Commonwealth objected to discovery requests made by the Higgins Plaintiffs as overly broad and burdensome. Commonwealth also objected to answering interrogatories and producing documents in the possession of its agents. The Higgins Plaintiffs moved to compel a response to this discovery, which motion was granted by the trial Court. Commonwealth filed a Petition for Writ of Certiorari to the First District Court of Appeal to overturn the trial court’s ruling. On March 6, 2008, the appellate court vacated the trial court’s order compelling discovery. It held that a defendant could not be required to produce such burdensome discovery prior to certification of a class. The appellate court remanded the case to the trial court to craft a less burdensome order. No motion for class certification has been filed to date and Commonwealth believes it has meritorious defenses.
     On July 24, 2006, A.D. Alberton filed a putative class action suit (“Alberton Suit”) against Commonwealth that is pending after removal in the United States District Court for the Eastern District of Pennsylvania. The Alberton Suit alleges that Commonwealth charged rates for title insurance in excess of statutorily mandated rates and/or failed to disclose to consumers that they were entitled to reduced title insurance premiums. Alberton seeks to represent a class of all consumers who paid premiums for title insurance on property located in Pennsylvania in excess of the statutorily mandated rates and/or failed to disclose to consumers that they were entitled to a discount during the period of January 2000 until August 2005. He demands an unspecified amount of compensatory damages, declaratory relief, triple damages, restitution, pre-judgment and post-judgment interest and expert fees, attorneys’ fees and costs. On January 31, 2008, the court certified a class of all persons who from July 25, 2000 until August 1, 2005 paid premiums for title insurance from Commonwealth in connection with a refinance of a mortgage or fee interest on Pennsylvania properties that were insured by a prior title insurance policy within ten years of the refinance transaction and were not charged the applicable reissue rate or refinance rate discount on file with the Pennsylvania Insurance Commissioner. The court divided the class into two subclasses: one made up of individuals who had refinanced their mortgage within three years of purchasing title insurance; and a second subclass of individuals who had refinanced more than three years but less than ten years of their original purchase of title insurance. Alberton was named class representative of the subclass who had refinanced within three years and ordered to name a class representative for the second subclass. Thereafter, an amended complaint was filed naming Mark Kessler as the second subclass representative. Alberton and Kessler have submitted a preliminary class notice to the court, which is pending approval. Motions for Summary Judgment are due by August 18, 2009. Trial is tentatively scheduled for October 21, 2009. A similar putative class case was filed against Lawyers Title by Sharlee L. DeCooman (“DeCooman”) in the Court of Common Pleas of Allegheny County, Pennsylvania on or about August 12, 2005. On November 1, 2005, DeCooman filed an amended complaint alleging that Lawyers Title charged the basic rate rather than a reissue or discounted rate to certain customers eligible for a lower rate. DeCooman seeks to represent a class of all owners of residential real estate in Pennsylvania who, at any time during the ten years prior to August 12, 2005 paid premiums for the purchase of title insurance from Lawyers Title, qualified for a reissue or other discounted rate and did not receive such rate. DeCooman demands an unspecified amount of compensatory damages, punitive damages, triple damages, prejudgment interest and attorneys’ fees, litigation expenses and costs. A class certification hearing in DeCooman was held on October 9, 2007, but no decision has been issued. Commonwealth and Lawyers Title believe they have meritorious defenses to both of these lawsuits.
     On December 3, 2007, a former title officer for Lawyers Title Company (“LTC”) in California filed a putative class action suit against LTC and LandAmerica Financial Group, Inc. (“LFG”) (together, “Defendants”) in the Superior Court of California for Los Angeles County (Chaffin v. LTC and LFG, filed on December 3, 2007 in the Superior Court for Los Angeles County). A similar putative class action was filed against Defendants by former LTC escrow officers in California, in the same court on December 12, 2007 (Hay et al. v. Lawyers Title Company and LandAmerica Financial Group, Inc., filed on December 12, 2007 in the Superior Court for Los Angeles County). Plaintiffs’ complaints in both lawsuits allege failure to pay overtime and other related violations of the California Labor Code, as well as unfair business practices under the California Business and Professions Code § 17200 on behalf of all current and former California title and escrow officers. The underlying basis for both lawsuits is an alleged misclassification of title and escrow officers as “exempt” employees for purposes of the California Labor Code, which resulted in a failure to pay overtime and provide for required meal and rest breaks. Although such employees were reclassified as “non-exempt” beginning on January 1, 2006, the complaints allege similar violations of the California Labor Code even after that date for alleged “off-the-clock” work. Plaintiffs’ complaints in both cases demand an unspecified amount of back wages, statutory penalties, declaratory and injunctive relief, punitive damages, interest, and attorneys’ fees and costs. Plaintiffs have yet to file a motion for class certification, as the parties have agreed to mediation in May 2009. Should further litigation prove necessary following the mediation, Defendants believe they have meritorious defenses both to class certification and to liability
     We are defendants in a number of other purported class action cases pending in various states that include allegations that certain consumers were overcharged for title insurance and/or related services. The dollar amount of damages sought has generally not been specified in these cases except for jurisdictional limits. We intend to vigorously defend these actions.
Regulatory Proceedings
     We have received certain information requests and subpoenas from various regulatory authorities relating to our business practices and those of the title insurance industry.
     Various government entities have implemented, are about to implement or are considering implementation of, title insurance product, market, pricing, business practice, and regulatory and/or legislative changes. On November 17, 2008, the Department of Housing and Urban Development published its Final Rule concerning procedural modifications to the Real Estate Settlement Procedure Act. These changes will require moderate to significant modification to many of our production systems to comply with new form and reporting requirements contained in such Rule and could increase the title insurance industry’s cost of doing business. In addition, multiple states, including California, Florida, New Mexico, New York, Texas, and Washington, are examining additional title insurance regulations some of which would require increased levels of financial, statistical and production aspects of the title insurance business and, depending upon their final form, could increase the title insurance industry’s cost of doing business. If, after a review of all relevant factors permissible under local law and regulation for the setting of rates, it is determined that prices are not appropriate, rate changes may be implemented, including potential rate increases or reductions. Some pricing examinations, like those conducted in Texas and New Mexico, are conducted annually or biannually and usually result in adjustments to the prices we can charge.
     Subsequent to a hearing of the New Mexico title rate case for 2006, which concluded on January 18, 2007, the New Mexico Superintendent of Insurance (the “Superintendent”) issued an order on July 20, 2007 (the “Final Order”) mandating a rate reduction of 6.36 percent and a change in the agent/underwriter split from 80/20 to 84.2/15.8 effective September 1, 2007. The New Mexico Land Title Association (the “NMLTA”) filed a Motion for Reconsideration with the Superintendent on August 3, 2007. As a result of the Superintendent taking no action with respect to that Motion, on August 20, 2007, the NMLTA filed a Request for Review of Superintendent’s Final Order, a stay and hearing by the New Mexico Public Regulatory Commission (the “Commission”). Various underwriters also filed an appeal to the Commission. On August 28, 2007, the Superintendent issued an Order denying the NMLTA’s Motion for Reconsideration and granting the stay request until the Commission completed its review of the case with a requirement that the rate differential be escrowed during the stay and a notice of potential refund be provided to consumers. The Commission upheld the Final Order and the NMLTA and various underwriters have appealed to the New Mexico district court, with further appellate review available up to the New Mexico Supreme Court. Prior to the notice of appeal, the Commission granted an order continuing the stay of the Final Order and the escrow of the rate differential. On March 5, 2008, the Superintendent issued an order on the completed rate case for 2007 which ordered a 3.1% decrease from the rates ordered in July 2006 and restored the agent/underwriter split to 80/20. Although an appeal of a portion of the order was filed, no appeal was filed to the rate decrease or the change in the split, which took effect July 1, 2008. The New Mexico Division of Insurance held a hearing on June 27, 2008 to consider expanding its statistical plan to gather additional information on title insurers and agents for rate-making purposes. On October 9, 2008, the Superintendent of Insurance issued an order which denied certain proposed revisions and held others in abeyance, resulting in no current change in the data call. The New Mexico title rate case for 2008 was held in November. We are awaiting the release of the rate hearing officer’s Order in this matter.
     The next Texas biennial rate hearing will be held June 2-5, 2009.
     In January 2007, the State of California adopted regulations that would have significant effects on the title insurance industry in California. The Company, as well as others, has been engaged in discussions with the California Department of Insurance (the “CDI”) regarding possible industry reforms that may result in the CDI’s decision to modify or repeal the regulations prior to their implementation. On June 17, 2008, the CDI filed with the Office of Administrative Law revised title insurance regulations containing substantial changes to the existing regulations. Hearings on the revised regulations were held in August. We, through the California Land Title Association, continue to work with the CDI to refine certain aspects of the proposed regulations, including the statistical reporting provisions.
     Based on the information known to management at this time, it is not possible to predict the outcome of any of the currently pending governmental inquiries and investigations into the title insurance industry’s market, business practices, pricing levels, and other matters, or the market’s response thereto. However, any material change in our business practices, pricing levels, or regulatory environment may have an adverse effect on our business, operating results and financial condition.
6. IMPAIRMENT OF INTANGIBLE AND LONG-LIVED ASSETS
Goodwill
     LandAmerica tested goodwill for impairment on an annual basis, and more frequently if indicators of potential impairment exist. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, the first step of the impairment test requires comparing the estimated fair value of the reporting units to their carrying value. Where the carrying value of a reporting unit exceeds its estimated fair value, a second test to measure the amount of impairment loss, if any, must be performed. The second test compares the carrying amount of the goodwill to its implied fair value. The implied fair value of the goodwill is based upon the excess of the fair value of recorded and unrecorded assets and liabilities over the fair value of the reporting unit.
     In connection with an annual impairment test performed by LandAmerica, several impairment indicators present as of September 30, 2008, caused LandAmerica to accelerate the completion of that process. To determine the estimated fair value of the reporting units, LandAmerica utilized a valuation technique known as the income approach or present value technique. Under the income approach, they first estimated the expected future cash flows generated from the reporting units, and then discounted those cash flows to their estimated present value. To corroborate the results of reporting unit fair value determined under the income approach, LandAmerica also considered market-based approaches, including the observable market enterprise value based on LandAmerica’s publicly-traded stock price. LandAmerica also considered the guideline company method, which focuses on comparing the company’s risk profile and growth prospects to select reasonably similar/guideline publicly-traded companies.
     The measurement of estimated fair value required the use of significant estimates and assumptions that management believes are appropriate. These estimates and assumptions primarily included, but are not limited to, discount rate, long-term revenue growth rates, strategic plans with regard to operations, business trends, prospects, as well as interpretations of current economic indicators and market valuations. LandAmerica’s stock price is the primary factor in the observable market enterprise value. LandAmerica’s stock price can be affected by, among other things, changes in industry and market conditions, changes in our results of operations, and changes in our forecasts or market expectations.
     Due to the adverse conditions in the real estate market, LandAmerica experienced lower than expected operating profits and cash flows. The discount rate, which reflects LandAmerica’s cost of capital plus the anticipated return on capital the marketplace would require, has increased significantly to reflect a premium for the estimated additional uncertainty associated with future cash flows. Accordingly, the projected discounted cash flows have declined when compared to impairment tests from prior periods. The fair value of the reporting units at September 30, 2008, as determined using present value techniques, indicated the likely impairment of recorded goodwill. A significant decline in LandAmerica’s stock price and market capitalization also reflected the lower than expected results and the market’s perception of the current economic environment.
     The second step of the goodwill impairment test required LandAmerica to allocate the estimated fair value of each reporting unit to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. Based on this analysis, LandAmerica recorded a goodwill impairment charge in the Title segment. We allocated the goodwill impairment charge to the Acquired Title Insurance Companies based on their relative fair value using a weighted average calculation of net tangible book value and operating revenues, resulting in a goodwill impairment charge of $131.0 million recorded at September 30, 2008. The total impairment charge is presented in the “Impairment of intangible and long-lived assets” line of the Combined Statements of Operations.

     Goodwill balances were as follows:

(In millions)

Balance as of December 31, 2007	$430.1
Goodwill impairment	(131.0)

Balance as of September 30, 2008	$299.1

Intangible Assets Other Than Goodwill
     The carrying values of certain finite-lived intangible assets were evaluated for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable, in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.
     The following table shows the change in the net carrying amount of intangible assets from December 31, 2007 to September 30, 2008:

		Customer	Non-compete
	Total	Relationships	Agreements	Other
	(In millions)

Net balance as of December 31, 2007	$28.6	$21.5	$7.0	$0.1

Impairment charges and other write-offs	(1.0)	—	(1.0)	—
Amortization	(5.3)	(2.7)	(2.6)	—

Net balance as of September 30, 2008	$22.3	$18.8	$3.4	$0.1

Title Plants
     We review our title plants for impairment on an annual basis or sooner if events or changes in circumstances are deemed to be an indicator of impairment. During 2008, we identified certain title plants in the Acquired Title Insurance Companies that would not continue to be used and maintained. Accordingly, we recorded an impairment charge of $3.1 million in 2008.
7. RELATED PARTY TRANSACTIONS
     LandAmerica provided certain management and administrative services to its subsidiaries including the Acquired Title Insurance Companies including cash management services, corporate services, and other pooled services. A summary of these agreements in effect through September 30, 2008 was as follows:

•	Premium Concentration and Claims Payment Agreement in which LandAmerica held the premiums collected from customers in a fiduciary capacity and the Acquired Title Insurance Companies were paid monthly. LandAmerica paid claims losses and expenses on behalf of the Acquired Title Insurance Companies. LandAmerica allocated the actual losses associated with these services to the Acquired Title Insurance Companies on a proportion reasonably related to the Acquired Title Insurance Companies use of these services.

•	Consolidated Payroll and Accounts Payable Agreement in which LandAmerica paid wages, salaries, benefits, worker’s compensation insurance and other related expenses and obligations for personnel employed by the Acquired Title Insurance Companies. LandAmerica processed accounts payable for expenses arising in the Acquired Title Insurance Companies’ ordinary course of business. LandAmerica allocated the actual costs associated with these services to the Acquired Title Insurance Companies on a proportion reasonably related to the Acquired Title Insurance Companies use of these services.

•	Management and Corporate Services and Employee Services Agreements in which LandAmerica provided general management, claims administration, internal audit, legal, accounting, tax, purchasing, advertising, public relations, banking, cash management, human resources, employee benefits and other corporate and administrative support to the Acquired Title Insurance Companies. LandAmerica allocated the actual costs associated with these services to the Acquired Title Insurance Companies on a proportion reasonably related to the Acquired Title Insurance Companies use of these services.
     A detail of related party transactions recorded through the intercompany accounts for the nine-months ended September 30, 2008 and 2007 were as follows:

	2008	2007
	(In millions)

Premium concentration	$1,087.3	$1,348.0
Accounts payable	(457.7)	(659.7)
Payroll	(441.3)	(591.4)
Claims payments	(153.3)	(129.5)
Federal taxes	30.4	(42.0)
Management and corporate services, employee services, and other	28.1	39.5

8. SUBSEQUENT EVENTS (UNAUDITED)
     In accordance with the purchase agreement between LandAmerica and Fidelity National described in Note 1, FNTIC, CTIC and FNF were required to capitalize Commonwealth and Lawyers with at least $204 million in a form to be determined by FNTIC, CTIC and FNF. At December 31, 2008, FNTIC, CTIC and FNF capitalized Commonwealth and Lawyers with $157 million of cash and securities and $51 million of subordinated notes receivable.